Exhibit 16.1

March 5, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Petals, Inc.
File No. 0-224641

Ladies and Gentlemen:

We have read the revised statements made by Petals, Inc., which were provided to us on March 5, 2007, which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K/A. We agree with the statements under Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Very truly yours,

/s/ Most & Company, LLP
Most & Company, LLP
Independent Registered Public Accounting Firm